Exhibit 99.1

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG® REPORTS SECOND QUARTER 2011 RESULTS

Revenue Increases 17% to $67.9 Million

Adjusted EBITDA Rises 12% to $30.9 Million

Non-GAAP Net Income Increases 12% to $0.55 per Diluted Share

Dallas, TX - August 8, 2011 — DG® (NASDAQ: DGIT), a leading provider of digital media solutions and technology to the advertising, entertainment and broadcast industries, today reported second quarter financial results.  Consolidated revenue for the second quarter 2011 increased 17% to $67.9 million, compared to $58.2 million in the same period of 2010.  Second quarter Adjusted EBITDA increased 12% to $30.9 million compared to $27.7 million for the same period of 2010.

Results related to the Company’s Springbox unit for the second quarter and prior periods have been reclassified to discontinued operations and have not been included for either period in 2010 or 2011.  The 2011second quarter results include approximately $0.10 per share in costs associated with the MediaMind acquisition.

The Company closed the MediaMind acquisition valued at $414 million of enterprise value and the debt financing related to the acquisition on July 26, 2011.  For the three months ended June 30, 2011, MediaMind revenue was $25.8 million, an increase of 22% over the same period in 2010.  MediaMind’s performance was driven by gains in all of its product areas, including standard banners, rich media, video and tracking pixels, with the Company nearly doubling the volume of advertising impressions compared to the year-ago period.

The Company will report its results in two operating segments following the close of the MediaMind acquisition:  A Television division and an Internet division.  MediaMind will be paired with the Company’s Unicast business to form an Internet division. The Company’s advertising distribution business, direct response services, long form syndication business, and business intelligence unit will comprise the Company’s Television division.

DG and MediaMind, which were stand-alone entities during the second quarter of 2011, generated combined revenue in the quarter of $93.7 million, an increase of 18% over the same period a year ago, taking into account the elimination of Springbox results in both periods.  Excluding political advertising and other 2010 one-time events including $1.5 million from a customer for the early termination of a contract and $1.0 million in revenue received from a customer on the cash-basis of accounting, combined pro forma revenue from the two companies increased 10% over the same period a year ago.

Following the close of the MediaMind acquisition and related financing, DG has recorded total outstanding debt of $490 million and an adjusted cash balance of approximately $122 million.  The Company also has access to $120 million under its revolving credit facility, which has no outstanding balance.

Scott Ginsburg, Chairman and CEO of DG, stated, “The combination of DG and MediaMind puts together two leading digital platforms; one for distribution for high value broadcast content; the other provides digital advertising solutions for advertisers, media agencies and creative shops, as well as global web publishers on Internet-connected devices.  DG’s product line-up address the television and online advertising audiences which represent more than 56% of total worldwide advertising expenditures.  With DG offices and personnel on six continents, we deliver a first class service experience in both established and emerging markets, and will leverage this operating platform to improve our financial results.  The Company’s goal is to constantly upgrade our offerings and services while bringing innovative and value-added solution sets to our customers. Each of the two work forces contributes tremendous core competencies to the combined enterprise, with Gal Trifon, Ofer Zadikario and the entire MediaMind team now an integral part of the DG family.”

Second quarter highlights include:

•                  DG and MediaMind, which were stand-alone entities during the second quarter of 2011, generated combined revenue in the quarter of $93.7 million, an increase of 18% over the same period a year ago.

•                  DG second quarter reported revenue increased year-over-year 17% to $67.9 million.

•                  DG second quarter revenue from the delivery of HD advertising content increased 30% to $31.1 million from the year earlier period.

•                  During the quarter MediaMind grew the number of advertisers it serves, with a 30% increase from the prior year period. Volume of ad formats indicating adoption by MediaMind’s “platform customers”, those advertisers who use MediaMind as an end-to-end solution for all campaigns, increased 96% in the case of standard banners and 84% for tracking pixels, compared to the year ago period. MediaMind data driven revenue increased over 110% during the quarter, compared to the year earlier period.

•                  HD penetration in the quarter was 13.7% and the percentage of HD deliveries distributed electronically increased to over 88% during the quarter.

•                  DG adjusted gross margin of 70%, excluding the MIJO and Treehouse acquisitions, was consistent with the prior year period.

•                  DG entered into a three year agreement with TDF SmartJogTM to establish a joint broadcast content distribution platform to over 70 countries and 5,000 television stations worldwide.

•                  DG second quarter GAAP net income was $10.2 million, or $0.37 per diluted share (including approximately $0.10 per share in costs associated with MediaMind transaction and the discontinuation of Springbox operations), compared to GAAP net income of $9.0 million, or $0.32 per diluted share in the year earlier period.

•                  DG second quarter non-GAAP net income was $15.4 million, or $0.55 per diluted share, compared to non-GAAP net income of $13.7 million, or $0.48 per diluted share in the year earlier period.

•                  DG second quarter operating income reflects one-time MediaMind acquisition related expenses of $2.9 million.

•                  As of June 30, 2011, DG reported $59.2 million in cash and MediaMind reported $107.6 million in cash.

Neil Nguyen, President and Chief Operating Officer of DG said, “This quarter, we saw solid demand for digital delivery services in our television advertising business as we sustained gross margin, taking into account the impact of the MIJO and Treehouse acquisitions.  The television advertising business shows good year-over-year growth in our HD business, with a larger number of networks, cable operators and television stations accepting HD advertising. The television advertising business is characterized by overall stability in this reporting period, however, the second quarter results were impacted by a year-over-year decline in automotive advertising due to the Japanese earthquake. MediaMind and Unicast performed well during the quarter, generating growth in all major geographic regions, adding customers and moving forward on platform adoption. We are pleased with overall operating results.”

Mr. Nguyen concluded, “The Company’s track record of integrating acquisitions is well established, and we are keenly focused on the successful integration of DG and MediaMind.  As previously announced, we anticipate $15 million in annual cost savings.  We have begun to make progress on these cost synergies, as the Company has identified and taken action on several fronts.  Our vision for a multi-national product lineup to meet the needs of marketers, agencies and content owners is coming together nicely as we integrate DG and MediaMind and take full advantage of our strategic partnership with TDF’s SmartjogTM.  We fully expect to excel in the growing market for online and TV advertising with DG’s unique global platform.”

Second Quarter 2011 Financial Results Webcast

The Company’s second quarter conference call will be broadcast live on the Internet at 8:30 a.m. ET on August 8, 2011.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgit.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Non-GAAP Net Income Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, Mediamind acquisition costs, discontinued operations, restructuring / impairment charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the

Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as net interest expense, MediaMind acquistion related expenses, and gains and losses from derivative instruments, or do not require a cash outlay, such as share-based compensation and impairment charges. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “non-GAAP net income” as net income before amortization of intangible assets, impairment charges, MediaMind acquisition related expenses, write-off of deferred loan fees and loss on interest rate swap terminations, discontinued operations,  and share-based compensation expense.  All amounts excluded from “non GAAP net income” are reported net of the tax benefit these expenses provide.

The Company considers non-GAAP net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

Adjusted EBITDA and non-GAAP net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

Acquisitions

The Company completed its acquisition of Match Point Media on October 1, 2010.  Accordingly, the results of operations for Match Point Media have been included in the Company’s results since the acquisition date.

The Company completed its acquisition of MIJO Corporation (“MIJO”) on April 1, 2011.  Accordingly, the results of operations for MIJO have been included in the Company’s results reported in the second quarter ended June 30, 2011.

The Company completed its acquisition of MediaMind Technologies, Inc. (“MediaMind”) on July 26, 2011.  Accordingly, the results of operations for MediaMind have not been included in the Company’s results reported in the second quarter ended June 30, 2011.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries.  The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 29,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and Internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its MIJO, Unicast, Mediamind, SourceEcreative, and Treehouse operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence.  For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include the Company’s ability to integrate recent acquisitions and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Confidential Draft

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$67,852	$58,190	$131,362	$110,521
Cost of revenues	22,935	16,998	44,449	33,710
Sales and marketing	3,522	3,465	6,225	6,577
Research and development	2,673	2,430	5,345	4,545
General and administrative	7,844	7,632	14,900	14,354
Operating expenses, excluding depreciation and amortization, share-based compensation and MediaMind acquisition related expenses	36,974	30,525	70,919	59,186
Adjusted EBITDA	30,878	27,665	60,443	51,335
Depreciation and amortization	7,534	6,935	14,384	14,009
Share-based compensation	1,916	1,180	3,210	2,228
MediaMind acquisition related expenses	2,914	—	2,914	—
Operating income	18,514	19,550	39,935	35,098
Write-off of deferred loan fees	—	2,162	—	2,162
Loss on interest rate swap termination	—	2,135	—	2,135
Other interest expense, net	169	150	110	2,226
Interest expense and other, net	169	4,447	110	6,523
Income before income taxes from continuing operations	18,345	15,103	39,825	28,575
Provision for income taxes	7,847	6,273	16,439	11,867
Income from continuing operations	10,498	8,830	23,386	16,708
Income (loss) from discontinued operations, net of tax	(285)	170	(494)	334
Net income	$10,213	$9,000	$22,892	$17,042

Basic earnings (loss) per share:
Continuing operations	$0.38	$0.31	$0.84	$0.63
Discontinued operations	(0.01)	0.01	(0.01)	.02
Total	$0.37	$0.32	$0.83	$0.65

Diluted earnings (loss) per share:
Continuing operations	$0.38	$0.31	$0.83	$0.62
Discontinued operations	(0.01)	0.01	(0.01)	0.02
Total	$0.37	$0.32	$0.82	$0.64

Weighted average common shares outstanding:
Basic	27,421	27,894	27,606	26,131
Diluted	27,752	28,231	27,921	26,565

Confidential Draft

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income	$10,213	$9,000	$22,892	$17,042
Amortization of intangibles	3,664	2,905	7,028	5,799
Share-based compensation	1,916	1,180	3,210	2,228
MediaMind acquisition related expenses	2,914	—	2,914	—
Write-off of deferred loan fees and loss on interest rate swap termination	—	4,297	—	4,297
Income tax effect of above items	(3,633)	(3,481)	(5,496)	(5,118)

Discontinued operations, net of tax	285	(170)	494	(334)

Non-GAAP net income	15,359	13,731	31,042	23,914

Other interest expense, net	169	150	110	2,226
Add back income tax effect of items within Non- GAAP net income shown above	3,633	3,481	5,496	5,118
Provision for income taxes	7,847	6,273	16,439	11,867
Depreciation expense	3,870	4,030	7,356	8,210
Adjusted EBITDA	$30,878	$27,665	$60,443	$51,335

Non-GAAP earnings per share:
Basic	$0.56	$0.49	$1.12	$0.91
Diluted	$0.55	$0.48	$1.11	$0.89

Weighted average common shares outstanding:
Basic	27,421	27,894	27,606	26,131
Diluted	27,752	28,231	27,921	26,565

Reconciliation of Diluted GAAP Earnings per Share to Diluted Non-GAAP Earnings per Share

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP earnings per share - diluted	$0.37	$0.32	$0.82	$0.64
Amortization of intangibles	0.13	0.10	0.25	0.21
Share-based compensation	0.07	0.04	0.11	0.08
MediaMind acquisition related expenses	0.10	—	0.10	—
Write-off of deferred loan fees and loss on interest rate swap termination	—	0.15	—	0.16
Income tax effect of above items	(0.13)	(0.12)	(0.19)	(0.19)
Discontinued operations	.01	(0.01)	0.02	(0.01)
Non-GAAP earnings per share - diluted	$0.55	$0.48	$1.11	$0.89

DG FASTCHANNEL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$22,892	$17,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	7,504	8,327
Amortization of intangibles	7,268	6,054
Deferred income taxes	801	7,335
Provision for accounts receivable losses	927	1,531
Share-based compensation	3,210	2,228
Changes in operating assets and liabilities:
Accounts receivable	10,813	890
Other assets	(4,604)	1,239
Accounts payable and other liabilities	2,862	(2,597)
Deferred revenue	473	(352)
Net cash provided by operating activities	52,146	41,697

Cash flows from investing activities:
Purchases of property and equipment	(3,030)	(4,363)
Capitalized costs of developing software	(3,206)	(2,370)
Acquisition of MIJO	(43,800)	—
Proceeds from disposal of property	29	—
Net cash used in investing activities	(50,007)	(6,733)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	257	115,676
Purchases of treasury stock	(16,571)	—
Repayments of capital leases	(199)	(2,327)
Repayments of long-term debt	—	(102,462)
Net cash provided by (used in) financing activities	(16,513)	10,887

Effect of exchange rate changes on cash and cash equivalents	136	(97)
Net increase (decrease) in cash and cash equivalents	(14,238)	45,754
Cash and cash equivalents at beginning of period	73,409	33,870

Cash and cash equivalents at end of period	$59,171	$79,624

Supplemental disclosures of cash flow information:
Cash paid for interest	$92	$4,863
Cash paid for income taxes	$16,618	$6,199
Capital lease obligations incurred	$—	$1,057

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Cash	$59,171	$73,409
Accounts receivable, net	57,078	64,099
Property and equipment, net	44,550	39,380
Goodwill	243,723	226,257
Deferred income taxes	13,928	14,729
Intangibles, net	104,342	95,518
Other	8,867	3,953
Assets of discontinued operations	2,746	2,659
Total assets	$534,405	$520,004

Accounts payable and accrued liabilities	$21,445	$17,685
Deferred revenue	2,129	1,450
Other	3,995	3,957
Total liabilities	27,569	23,092
Total stockholders’ equity	506,836	496,912
Total liabilities and stockholders’ equity	$534,405	$520,004

DG FastChannel, Inc.

Combined Unaudited Consolidated Statements of Income Information

(In thousands)

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	DG	MediaMind	Combined	Combined

Revenues	$67,852	$25,825	$93,677	$79,414
Cost of revenues	22,935	1,888	24,823	18,059
Sales and marketing	3,522	12,627	16,149	14,039
Research and development	2,673	3,057	5,730	4,667
General and administrative	7,844	2,246	10,090	9,055
Operating expenses, excluding depreciation and amortization, share-based compensation and MediaMind acquisition related costs	36,974	19,818	56,792	45,820

Adjusted EBITDA	$30,878	$6,007	$36,885	$33,594

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	DG	MediaMind	Combined	Combined

Revenues	$131,362	$44,703	$176,065	$147,746
Cost of revenues	44,449	3,456	47,905	35,652
Sales and marketing	6,225	22,953	29,178	26,227
Research and development	5,345	6,009	11,354	9,043
General and administrative	14,900	3,940	18,840	17,368
Operating expenses, excluding depreciation and amortization, share-based compensation and MediaMind acquisition related costs	70,919	36,358	107,277	88,290

Adjusted EBITDA	$60,443	$8,345	$68,788	$59,456

Note: MediaMind’s management provided the information related to its performance for the three and six months ended June 30, 2011, which we used in the above disclosure. MediaMind’s management has indicated that this information has been subject to its system of internal controls over financial reporting. However, it has not been subject to our system of internal controls over financial reporting, since it relates to the time period prior to the acquisition.